Exhibit 99.1

Orion Marine Group Announces Commencement of Public Offering of Common Stock

Houston, Texas, August 10, 2009 -- Orion Marine Group, Inc. (NYSE: ORN) (the "Company") today announced that, subject to market and other conditions, it plans to offer 3,500,000 shares of its common stock in a registered public offering.  In addition, the Company expects to grant the underwriters a 30-day option to purchase up to an additional 525,000 shares of common stock to cover over-allotments, if any.  The offering is being underwritten by FBR Capital Markets & Co. and Stephens Inc.

The Company intends to use the net proceeds from the offering to repay approximately $30.0 million of outstanding borrowings under the Company's existing credit facility, and to use the balance for capital expenditures, possible future acquisitions and general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A registration statement relating to these securities has been filed and is effective.  A written prospectus for the offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from FBR Capital Markets & Co., 1001 19th Street North, Arlington, Virginia 22209, Attention: Todd Davis, telephone 703-469-1023, or by e-mail at tdavis@fbr.com, or Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attention: Sandra Farmer, telephone 501-377-2130, or by e-mail at sfarmer@stephens.com.

About Orion Marine Group

Orion Marine Group, Inc. is headquartered in Houston, Texas and provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include the Company's intention to raise proceeds through the offering and sale of common stock, the number of shares of common stock expected to be offered and the Company's intended use of proceeds of the offering of common stock.  The consummation of the offering is subject to customary conditions and contingencies, and there can be no assurance that the Company will complete the offering of the common stock on the anticipated terms or at all.  In addition, the Company's business is subject to the risks described in the Company's filings with the Securities and Exchange Commission.  For a discussion of the risks and uncertainties related to our business, please read “Risk Factors” in Item 1A of our 2008 Form 10-K and in the prospectus supplement relating to this offering.  Forward-looking statements speak only as of the date the statement was made.  Except as may be required by applicable securities law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Orion Marine Group, Inc.
Chris DeAlmeida
Director of Investor Relations
713-852-6506